PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED JANUARY 8, 2002)                 REGISTRATION NO. 333-72282

[LUCENT LOGO]
                            LUCENT TECHNOLOGIES INC.

                      1,885,000 SHARES OF 8.00% REDEEMABLE
                          CONVERTIBLE PREFERRED STOCK

  $1,885,000,000 PRINCIPAL AGGREGATE AMOUNT OF 8.00% CONVERTIBLE SUBORDINATED
            DEBENTURES ISSUABLE IN EXCHANGE FOR THE PREFERRED STOCK

  252,005,273 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE CONVERSION PRIVILEGE ATTACHED TO THE PREFERRED STOCK OR CONVERTIBLE SUBORDINATED DEBENTURES

  46,328,725 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH THE PAYMENT OF
                        DIVIDENDS ON THE PREFERRED STOCK

     This prospectus supplement relates to resales of preferred stock and to sales of convertible subordinated debentures that may be issued in exchange for preferred stock and to common stock that may be issued upon conversion of preferred stock or convertible subordinated debentures, by the securityholders named under the caption "Selling Securityholders" in this prospectus supplement and the accompanying prospectus, all as described under the caption "Plan of Distribution" in the accompanying prospectus. This prospectus supplement should be read in conjunction with the accompanying prospectus dated January 8, 2002, which is to be delivered with this prospectus supplement.

     The table appearing under "Selling Securityholders" in the accompanying prospectus is hereby amended by the addition of, or the listing of additional securities for, the following selling securityholders:

                                                                         PRINCIPAL AMOUNT                  SHARES OF
                                                             SHARES OF    OF CONVERTIBLE    SHARES OF     COMMON STOCK
                                                             PREFERRED     SUBORDINATED       COMMON     OWNED PRIOR TO
SELLING SECURITYHOLDER(1)                                    STOCK(2)    DEBENTURES(2)(3)    STOCK(4)    THIS OFFERING
-------------------------                                    ---------   ----------------   ----------   --------------
Allete, Inc. ..............................................       500          500,000          66,845            nil
Allstate Insurance Company.................................     1,200        1,200,000         160,428        287,245
Allstate Life Insurance Company............................       550          550,000          73,530         13,155
Banc of America Securities LLC(5)..........................     2,850        2,850,000         381,016            nil
BNP Paribas Equity Strategies, SNC(5)......................     3,451        3,451,000         461,364            nil
Charitable Convertible Securities Fund.....................     1,100        1,100,000         147,059            nil
Chilton New Era Partners, L.P. ............................     6,699        6,699,000         895,588            nil
Chilton New Era International, L.P. .......................    11,853       11,853,000       1,584,626            nil
Chilton Investment Partners, L.P. .........................     5,809        5,809,000         776,605            nil
Chilton QP Investment Partners, L.P. ......................     4,991        4,991,000         667,246            nil
Chilton International, L.P. ...............................    19,473       19,473,000       2,603,342            nil
COOPERNEFF Convertible Strategies Fund, L.P.(5) ...........     1,086        1,086,000         145,188            nil
Concordia Partners LP......................................    15,500       15,500,000       2,072,192            nil
EB Convertible Securities Fund.............................     1,100        1,100,000         147,059            nil
Fidelity Advisor Series I: Fidelity Advisor Equity Value
  Fund(5)(6)...............................................        32           32,000           4,279            nil
Fidelity Financial Trust: Fidelity Convertible Securities
  Trust(6).................................................     2,000        2,000,000         267,380            nil
Fidelity Financial Trust: Fidelity Equity-Income II
  Fund(5)(6)...............................................     4,623        4,623,000         618,048            nil
Field Foundation of Illinois...............................        50           50,000           6,685            nil
Franklin World Telecom Fund-Canada.........................       100          100,000          13,369            nil
GDO Equity Arbitrage Master Fund...........................     5,000        5,000,000         668,449            nil
GenCorp Foundation.........................................        35           35,000           4,680            nil
Goldman Sachs and Company..................................       379          379,000          50,669            nil
Health Foundation of Greater Cincinnati....................       180          180,000          24,065            nil
Jeffries & Company, Inc....................................     6,000        6,000,000         802,139            nil
JMG Triton Offshore Fund, Ltd. (5).........................     2,500        2,500,000         334,225            nil
JP Morgan Securities Inc.(5) ..............................    39,820       39,820,000       5,323,528      1,020,095
Key Trust Convertible Securities Fund......................       180          180,000          24,065            nil
Merrill Lynch Pierce Fenner & Smith Inc. ..................       284          284,000          37,968            nil
Parker Key/Convertible.....................................       285          285,000          38,102            nil
Potlatch...................................................       760          760,000         101,605            nil
Prudential Property and Casualty Insurance Company.........       260          260,000          34,760            nil

                                                           (continued next page)

(continued from previous page)


                                                                         PRINCIPAL AMOUNT                  SHARES OF
                                                             SHARES OF    OF CONVERTIBLE    SHARES OF     COMMON STOCK
                                                             PREFERRED     SUBORDINATED       COMMON     OWNED PRIOR TO
SELLING SECURITYHOLDER(1)                                    STOCK(2)    DEBENTURES(2)(3)    STOCK(4)    THIS OFFERING
-------------------------                                    ---------   ----------------   ----------   --------------
Prudential Insurance Company of America....................     3,835        3,835,000         512,701            nil
Prudential Property and Casualty Insurance Company of New
  Jersey...................................................       195          195,000          26,070            nil
Sage Capital...............................................     2,000        2,000,000         267,380            nil
SG Hambros Trust Company (Jersey) as Trustee of the Lyxor
  Master Fund..............................................       475          475,000          63,503            nil
Sturgeon Limited (5).......................................       463          463,000          61,899            nil
UBS AG, London Branch(5)...................................    64,923       64,923,000       8,679,543            nil
Variable Insurance Products Fund: Value Portfolio(5)(6)....         5            5,000             669            nil
Victory Convertible Fund...................................       790          790,000         105,615            nil
Other selling securityholders(1)...........................     9,386        9,386,000       1,254,813        Unknown

---------------

(1) Information about other selling securityholders may be provided in prospectus supplements or post-effective amendments.

(2) In each case, none of these securities were held prior to this offering.

(3) Based on the principal amount of convertible subordinated debentures originally issuable in exchange for the preferred stock, calculated by reference to the initial liquidation preference of the preferred stock of $1,000.00 per share. The principal amount is subject to increase as a result of increases in the liquidation preference of the preferred stock to reflect the accretion of unpaid dividends. See "Description of Preferred
    Stock -- Exchange Right" in the accompanying prospectus.

(4) Based on the shares of common stock originally issuable upon exercise of the conversion privilege attached to the preferred stock or the convertible subordinated debentures with fractions rounded up to the nearest whole share. The number of shares of common stock so issuable is subject to increase as a result of antidilution adjustments and, in the case of conversion of the preferred stock, increases in the liquidation preference of the preferred stock to reflect the accretion of unpaid dividends. No fractional shares of common stock will be issued upon conversion of the preferred stock. Instead of issuing fractional shares, we will deliver scrip that will entitle the holder to receive a full share upon surrender of such scrip aggregating a full share. See "Description of Preferred
    Stock -- Conversion Rights" and Description of the Convertible Subordinated Debentures -- Conversion," in the accompanying prospectus.

(5) The number of securities listed in this prospectus supplement against the name of this selling securityholder is in addition to the number of securities listed against the name of this selling securityholder in the accompanying prospectus.

(6) The selling securityholder is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company, or FMR Co. FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to the selling securityholder, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly owned subsidiary of FMR Corp., a Massachusetts corporation.

                             ---------------------

     Unless otherwise disclosed in the footnotes to the table above, no selling securityholder has, or within the past three years has had, any position, office or other material relationship with us or any or our predecessors or affiliates.

     Our common stock trades on The New York Stock Exchange under the symbol "LU". On March 28, 2002, the closing sale price of our common stock was $4.73 per share.

     INVESTING IN OUR PREFERRED STOCK, CONVERTIBLE SUBORDINATED DEBENTURES OR OUR COMMON STOCK INVOLVES RISKS. "RISK FACTORS" BEGINS ON PAGE 9 OF THE ACCOMPANYING PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS WHICH ACCOMPANIES THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is March 29, 2002